Exhibit 99.1

IDENTIV REPORTS SECOND QUARTER 2016 RESULTS

Second Quarter Revenue of $13.5 Million, Up 8% Sequentially

FREMONT, Calif., August 11, 2016 — Identiv, Inc. (NASDAQ: INVE) today announced financial results for its fiscal 2016 second quarter ended June 30, 2016. For the second quarter, total revenues were $13.5 million, GAAP gross profit margin was 39%, GAAP net loss was $(3.0) million, and adjusted EBITDA was $(1.2) million.

“This quarter’s results reflect the business re-focus we announced at the end of last year, the expense reductions we announced and implemented in February and throughout the intervening six months, and the returning strength in our core business as we provided renewed support for our brands. Our U.S. business was particularly strong, where we believe Hirsch Velocity customers benefit from the most economical and convenient path to U.S. government FICAM compliance; our Hirsch dealer channel has been re-energized by our renewed commitment and engagement; and our SCM customers and OEMs have helped us expand our market share further. Our ICPAM solution through our physical access and IoT partnership with Cisco and its channel partners has continued to grow,” said Steven Humphreys, Identiv CEO.

“We have demonstrated our commitment to lower operating expenses, and now with top-line growth, we have delivered a sharp reduction in adjusted EBITDA loss, and are on a clear trajectory to a positive adjusted EBITDA for the first time since the fourth quarter of 2014. As a result, we believe we are on track to reach our targets, and we confirm our previously communicated guidance for the year.”

Financial Highlights Review

•	Revenues for the second quarter of 2016 were $13.5 million compared to $12.5 million in the first quarter of 2016 and $15.6 million in the second quarter of fiscal year 2015, reflecting a sequential increase of 8% and a decline of 14% from the second quarter of 2015. The sequential increase was driven by higher revenues throughout the three main segments. Physical Access Control Systems (PACS) Segment revenues increased by 8% overall, mainly driven by sales of physical access products for the Hirsch Velocity and ICPAM platforms as well as professional services in the U.S., where the physical access revenues grew 17% sequentially. Identity Segment revenues increased by 16% sequentially, mainly reflecting strong sales of smart card readers in the Asia-Pacific region (APAC). Credentials Segment revenues increased by 10%. The sequential growth was partially offset by the expected decrease in the All Other Segment revenue reflecting a discontinued product line. The comparative decrease was mainly driven by lower Credentials revenues, mainly attributable to lower demand of RFID inlays for an electronic gaming application, partially offset by PACS revenue growth of 21%, predominantly driven by the higher domestic demand.

•	GAAP gross profit margin was 39% in the second quarter of fiscal year 2016, compared to 42% in the first quarter of fiscal year 2016 and 43% in the second quarter of 2015. Margin changes mainly reflect lower margin professional services engagements, product mix within Credentials, due to a higher proportion of RFID transponders in relation to access cards, as well as lower margins on Identity smart card readers, following the go-to-market change to a distribution sales model in EMEA and Japan concurrent with the business refocus, and elimination of the margin contribution from the All Other Segment reflecting the planned product line discontinuation.

•	GAAP operating expenses, including research and development (R&D), sales and marketing (S&M), general and administrative (G&A), and restructuring and severance charges were $7.9 million, compared to $13.6 million in the first quarter of fiscal year 2016 and $14.4 million in the second quarter of 2015, reflecting a sequential decrease of 42% and a year over year decrease of 45%. The change in operating expenses was mainly result from the implementation of the Company’s restructuring plan in the first quarter of fiscal year 2016.

•	Non-GAAP operating expenses for the quarter were $6.8 million, compared to $9.4 million in the first quarter of fiscal year 2016 and $11.6 million in the second quarter of 2015. Non-GAAP operating expenses in the quarter included expenditures related to legal and accounting professional fees associated with non-core business activities of $1.0 million. Excluding those items, non-GAAP operating expenses were $5.9 million, compared to $7.6 million in the first quarter of fiscal year 2016 and $9.7 million in the second quarter of 2015. This reflects a sequential expense reduction of 23% and a year over year expense reduction of 40%. Non-GAAP operating expenses are in line with the Company’s previously announced target of less than $6 million quarterly of business-related operating expenses.

•	GAAP net loss was $(3.0) million, or $(0.27) per share in the second quarter of 2016, compared to $(8.9) million, or $(0.83) per share in the first quarter of 2016 and GAAP net loss of $(8.2) million, or $(0.75) per share in the second quarter of 2015. The second quarter of 2016 included restructuring and severance related costs of $0.2 million, while the first quarter of 2016 included restructuring and severance related costs of $2.7 million, and the second quarter of 2015 included restructuring and severance related costs of $21,000.

•	Non-GAAP adjusted EBITDA was $(1.2) million in the second quarter of 2016, compared to $(3.8) million in the first quarter of fiscal year 2016 and $(4.5) million in the second quarter of 2015. The improvement predominantly reflects the reduced level of business-related operating expenses following the business refocus in the first quarter of 2016, partially offset by continued legal and accounting professional fees associated with non-core business activities.

•	Cash was $9.4 million at June 30, 2016, compared with $9.0 million at March 31, 2016.

Outlook and Guidance

The Company is confirming previously announced guidance for fiscal year 2016 of revenue between $56 million and $60 million and positive adjusted EBITDA in the second half of fiscal year 2016.

Webcast and Conference Call Information

Identiv will hold an audio webcast and conference call to discuss its financial results for the second quarter ended June 30, 2016 on Thursday, August 11, 2016 after close of market. Identiv will host a conference call and audio webcast to discuss the results at 2:00 PM PT (5:00 PM ET). The webcast and conference call will be open to all interested investors. The audio webcast can be accessed at identiv.com/investors/ir-events. The audio webcast can be accessed at identiv.com/investors/ir-events. The conference call can be accessed by dialing +1 847-585-4405 or +1 888-771-4371 (toll-free within the U.S.) using confirmation number 42911086. For those unable to join the live webcast, it will be archived following the event for 30 days at identiv.com/investors/ir-events. A replay of the call will also be available for one week and can be accessed by dialing +1 630-652-3042 or +1 888-843-7419 (toll-free within the U.S.) using passcode 42911086.

About Identiv

Identiv, Inc. is the leading global player in physical security and secure identification. Identiv’s products, software, systems, and services address the markets for physical and logical access control and a wide range of RFID-enabled applications. Customers in the government, enterprise, consumer, education, healthcare, and transportation sectors rely on Identiv’s access and identification solutions. Identiv’s mission is to secure the connected physical world: from perimeter to desktop access, and from the world of physical things to the Internet of Everything. Identiv is a publicly traded company and its common stock is listed on the NASDAQ Capital Market in the U.S. under the symbol “INVE”. For more information, visit identiv.com.

Non-GAAP Financial Measures (Unaudited)

This press release includes financial information that has not been prepared in accordance with GAAP, including non-GAAP operating expenses and adjusted EBITDA. Identiv uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. The non-GAAP operating expenses and adjusted EBITDA discussed above will exclude items that are included in GAAP net income (loss) and GAAP operating expenses, and excludes provision (benefit) for income taxes, net (loss) gain attributable to non-controlling interest, interest expense, foreign currency losses (gains), impairment of goodwill, stock-based compensation, amortization and depreciation, and restructuring and severance. The exclusions are detailed in the reconciliation table included in this earnings releases. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed in this press release.

Note Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations as well as the current beliefs and assumptions of the Company’s management and can be identified by words such as “anticipates”, “believes”, “plans”, “will”, “intends”, “expects”, and similar references to the future. Any statement that is not a historical fact, including the statements regarding the Company’s expectations regarding the benefits of the restructuring, expected cost savings, and future operating and financial performance, including fiscal year 2016 guidance, the timing of any potential benefits from the restructuring, the Company’s beliefs regarding its ability to diversify its customer base, and its beliefs regarding its products and customers is a forward-looking statement. Forward-looking statements are only predictions and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the actual impact of the restructuring on the Company’s business, the Company’s ability to perform to expected sales and adjusted EBITDA expectations, the level of customer orders, the success of its dealer channels, and factors discussed in our public reports, including our Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Investor Relations Contact:

IR@identiv.com

Media Contact:

press@identiv.com

— Financials Follow —

Identiv, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
Net revenue	$13,476	$12,485	$15,587	$25,961	$30,521
Cost of revenue	8,207	7,191	8,941	15,398	17,791

Gross profit	5,269	5,294	6,646	10,563	12,730
Operating expenses:
Research and development	1,432	2,085	2,340	3,517	4,332
Selling and marketing	3,279	4,216	5,467	7,495	10,462
General and administrative	2,982	4,577	5,536	7,559	8,601
Impairment of goodwill	—	—	988	—	988
Restructuring and severance	201	2,739	21	2,940	193

Total operating expenses	7,894	13,617	14,352	21,511	24,576

Loss from operations	(2,625)	(8,323)	(7,706)	(10,948)	(11,846)
Non-operating income (expense):
Interest expense, net	(519)	(770)	(465)	(1,289)	(889)
Foreign currency gain (loss), net	45	229	51	274	(176)

Loss before income taxes and noncontrolling interest	(3,099)	(8,864)	(8,120)	(11,963)	(12,911)
Income tax benefit (provision)	129	(59)	(63)	70	(82)

Loss before noncontrolling interest	(2,970)	(8,923)	(8,183)	(11,893)	(12,993)
Less: Loss (income) attributable to noncontrolling interest	7	(2)	(1)	5	66

Net loss attributable to Identiv, Inc.	$(2,963)	$(8,925)	$(8,184)	$(11,888)	$(12,927)

Basic and diluted net loss per share	$(0.27)	$(0.83)	$(0.75)	$(1.10)	$(1.20)
Weighted average shares used to compute basic and diluted loss per share	10,790	10,747	10,912	10,770	10,804

Identiv, Inc.

Consolidated Balance Sheets

(in thousands)

	June 30,	March 31,	December 31,
	2016	2016	2015
ASSETS
Current assets:
Cash	$9,402	$8,955	$16,667
Accounts receivable, net of allowances	8,984	8,494	7,915
Inventories	13,823	15,177	14,726
Prepaid expenses and other assets	1,919	2,226	1,518

Total current assets	34,128	34,852	40,826
Property and equipment, net	3,103	3,433	4,218
Intangible assets, net	6,547	6,911	7,275
Other assets	897	927	1,129

Total assets	$44,675	$46,123	$53,448

LIABILITIES AND STOCKHOLDERS´ EQUITY
Current liabilities:
Accounts payable	$7,481	$5,106	$6,280
Current portion - payment obligation	731	703	681
Current portion - financial liabilities	9,722	9,618	—
Deferred revenue	1,232	1,371	1,515
Accrued compensation and related benefits	1,639	1,788	1,905
Other accrued expenses and liabilities	6,587	7,986	5,835

Total current liabilities	27,392	26,572	16,216
Long-term payment obligation	4,457	4,675	4,878
Long-term financial liabilities	8,205	8,180	17,656
Other long-term liabilities	643	299	508

Total liabilities	40,697	39,726	39,258

Total stockholders´ equity	3,978	6,397	14,190

Total liabilities and stockholders´ equity	$44,675	$46,123	$53,448

Identiv, Inc.

Reconciliation of GAAP and Non-GAAP Financial Information

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Reconciliation of GAAP gross profit margin and non-GAAP gross profit margin
GAAP cost of revenue	$8,207	$8,941	$15,398	$17,791
Reconciling items included in GAAP cost of revenue:
Stock-based compensation	(23)	(35)	(46)	(64)
Amortization and depreciation	(314)	(345)	(629)	(677)

Total reconciling items included in GAAP cost of revenue	(337)	(380)	(675)	(741)

Non-GAAP cost of revenue	$7,870	$8,561	$14,723	$17,050

Non-GAAP gross profit margin	42%	45%	43%	44%

Reconciliation of GAAP operating expenses and overhead costs
GAAP operating expenses	$7,894	$14,352	$21,511	$24,576
Stock-based compensation	(422)	(1,295)	(1,336)	(2,508)
Amortization and depreciation	(430)	(395)	(1,011)	(792)
Impairment of goodwill	—	(988)	—	(988)
Restructuring and severance	(201)	(102)	(2,940)	(274)

Total reconciling items included in GAAP operating expenses	(1,053)	(2,780)	(5,287)	(4,562)

Non-GAAP overhead costs	$6,841	$11,572	$16,224	$20,014

Reconciliation of GAAP net loss to adjusted EBITDA loss
GAAP net loss attributable to Identiv, Inc.	$(2,963)	$(8,184)	$(11,888)	$(12,927)
Reconciling items included in GAAP net loss:
Provision (benefit) for income taxes	(129)	63	(70)	82
Net income (loss) attributable to noncontrolling interest	(7)	1	(5)	(66)
Interest expense, net	519	465	1,289	889
Foreign currency (gains) losses, net	(45)	(51)	(274)	176
Stock-based compensation	445	1,330	1,382	2,572
Amortization and depreciation	744	740	1,640	1,469
Impairment of goodwill	—	988	—	988
Restructuring and severance	201	102	2,940	274

Total reconciling items included in GAAP net loss	1,728	3,638	6,902	6,384

Adjusted EBITDA loss	$(1,235)	$(4,546)	$(4,986)	$(6,543)